UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer

On October 22, 2009, State Street Corporation announced that its Board of Directors approved a management succession plan under which State Street’s Chief Executive Officer, Ronald E. Logue, age 64, will retire on March 1, 2010. Following his retirement, Mr. Logue will serve as non-executive Chairman of State Street’s Board of Directors, and with re-election as a director at the 2010 Annual Meeting of Shareholders, will continue to serve in that role until he retires as a director on January 1, 2011. State Street’s current President and Chief Operating Officer, Joseph L. Hooley, age 52, will serve as President and Chief Executive Officer upon Mr. Logue’s retirement as Chief Executive Officer. In connection with this announcement, State Street’s Board of Directors also elected Mr. Hooley as a director effective October 22, 2009. Mr. Hooley joined State Street in 1986 and has served as President and Chief Operating Officer since April 2008. From 2002 to April 2008, Mr. Hooley served as Executive Vice President and head of Investor Services and, in 2006, was appointed Vice Chairman and Global Head of Investment Servicing, Investment Research and Trading and Operations and Technology.

As non-executive Chairman of the Board, Mr. Logue will continue to maintain an office and administrative support at State Street’s headquarters in Boston, Massachusetts. His annual fixed cash compensation will be reduced from a $1 million base salary to a $500,000 director fee, of which he will receive a pro rata amount for 2010. This fee will be eligible for deferral under State Street’s Deferred Compensation Plan for Directors. In addition, he will retain the health screening, personal liability coverage, company car and driver/security specialist and residence security currently available to him and be eligible for the life insurance and matching charitable contributions available to other State Street directors. He will not receive any additional cash or stock retainers or meeting fees for his service as non-executive Chairman of the Board, and he will not be an employee of State Street. In addition, upon the commencement of his service as Chief Executive Officer on March 1, 2010, Mr. Hooley’s annual base salary will increase from an annual rate of $775,000 to an annual rate of $1 million, of which he will receive a pro rata amount for 2010.

Change of Control Agreements

On October 22, 2009, the Executive Compensation Committee of the Board of Directors of State Street Corporation approved amendments, in consultation with State Street’s management, to the employment agreements that become effective upon a change of control (as defined in the agreements) currently in place with State Street’s executive officers, which are also referred to as change of control agreements, in order to implement changes designed to reduce the overall benefits available under those agreements. The Committee, in consultation with the Board, took this action in accordance with its previously disclosed continued review of the change of control agreements and in light of evolving practices in this area.

The overall structure of the change of control agreements with our executive officers was initially put in place in 1995 after consideration of appropriate measures to retain key employees in light of a hostile bid to acquire State Street. Under this program, each of our executive officers is a party to an agreement entitling the officer to specified change of control benefits. State Street has continued to provide these agreements because it believes that providing some protection in connection with a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control.

As previously disclosed, the Committee has been conducting a review of the existing change of control agreements in place with its executive officers, including an evaluation of evolving market practices and anticipated trends with respect to these types of arrangements. State Street’s management conducted a concurrent review in light of similar factors. Following these reviews, State Street’s management recommended to the Committee a series of changes to the change of control agreements designed to reduce the overall benefits under the agreements. Throughout this process, the Committee discussed potential, and management’s proposed, changes with management and evaluated them in light of its review. The Committee decided to implement a set of changes to the change of control agreements and, with the concurrence of management, the Committee concluded that it would be appropriate to amend the terms of the existing change of control agreements in a manner designed to reduce the overall benefits under the agreements. Therefore, on October 22, 2009, the Committee approved several amendments to the change of control agreements, including the agreements with Ronald E. Logue, Chairman and Chief Executive Officer; Joseph L. Hooley, President and Chief Operating Officer; Joseph C. Antonellis, Vice Chairman; James S. Phalen, Executive Vice President; and Edward J. Resch, Executive Vice President and Chief Financial Officer. The amendments to the agreements for these officers include the following:

•

The change of control benefits provided by the amended agreements upon the cessation of an executive officer’s employment become effective under a “double trigger” mechanism requiring the occurrence of both a change of control and the termination without cause or the constructive termination of the executive officer’s employment. Prior to the amendments, each executive officer was also entitled to the change of control benefits under a modified “single trigger” mechanism permitting a voluntary resignation by the executive officer, but only during a 30-day window beginning either 180 days or one year after the effective date of the change of control.

•

The change of control benefits provided by the amended agreements include a lump sum payment, subject to a maximum of $10 million, equal to two times the sum of base salary and the target annual bonus in the year of the change of control. Prior to the amendments, this benefit was based on a multiple of three, instead of two, and was not subject to a maximum. In addition, the bonus component of this benefit was based on the amount of the bonus paid to the executive officer for the last full fiscal year preceding the change of control, rather than the target annual bonus in the year of the change of control. The change of control benefits under the amended agreements also provide for a lump sum payment equal to two times State Street’s contributions to the defined contribution retirement plans applicable to the executive officer, a benefit which prior to the amendments was based upon a multiple of three.

Also, under the amended agreements, the executive officer will receive a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the executive officer would have received had he or she remained employed for two years after the date of termination and continued employee welfare benefits for two years after the date of termination. Prior to the amendments, these benefits were based upon a three-year, rather than a two-year, period.

•

Prior to amendment, the agreements provided that the executive officers were entitled to gross-up payments to make up for any taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G and Section 4999 of the Internal Revenue Code. As amended, this benefit has been reduced so that gross-up payments are made only in the event the value of the aggregate of the prescribed change of control benefits under the agreement exceeds 110% of the product of 2.99 multiplied by the executive officer’s “base amount”, generally the average annual compensation of the applicable executive officer over the preceding five-year period. In the event the value of the aggregate of the prescribed change of control benefits does not exceed that threshold, the executive officer does not receive the gross-up benefit, and the change of control benefits under the agreement will be reduced to assure that the change of control benefits do not exceed 2.99 times the executive officer’s “base amount”.

•

As amended, the minimum annual cash bonus payable to the executive officer during the two-year employment period following a change of control is set at the target bonus amount applicable to the executive officer for the fiscal year in which the change of control occurs. Prior to the amendments, this minimum bonus was the amount (when expressed as a percentage of base salary) of the bonus paid to the executive officer for the last full fiscal year preceding the change of control.

Retention Awards

On October 22, 2009, the Executive Compensation Committee of the Board of Directors of State Street Corporation also approved retention awards in the form of restricted stock and deferred stock to selected executive officers. In light of the planned CEO transition in March 2010, the awards are designed to encourage the long-term stability and continuity of the senior executive leadership team.

These awards have vesting and other provisions designed to promote retention of the services and skills of those executives. In particular, the award for Mr. Hooley will vest ratably over a period of five years (20% per year on the anniversary of the award), and the awards for Messrs. Antonellis, Resch and Phalen will vest ratably over a period of three years (33.3% per year on the anniversary of the award) and each executive officer is required to retain vested shares (net of tax withholding) for one year after the applicable vesting date. The awards will be forfeited, to the extent not then vested, if the executive retires or voluntarily terminates his employment. The awards continue to vest if the executive’s employment is terminated by the company other than for cause. Among the restricted stock retention awards approved were awards of 214,225 shares to Mr. Hooley, 64,268 shares to Mr. Antonellis and 128,535 shares to Mr. Resch. Mr. Phalen received a deferred stock award of 107,113 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/S/ DAVID C. PHELAN
Name:	David C. Phelan
Title:	Executive Vice President and General Counsel

Date: October 26, 2009